Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Pro Travel Network, Inc. on Form SB-2 of our report dated October 26, 2005 for Pro Travel Network, Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts.”

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

April 28, 2006